Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-        ) pertaining to the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan and the AvalonBay Communities, Inc. 1994 Stock Incentive Plan, as amended and restated, of our reports dated February 25, 2009, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young

McLean, Virginia

August 11, 2009